Exhibit 99.2

NEWS	National Fuel
[graphic omitted]	6363 MAIN STREET/WILLIAMSVILLE, NY 14221/ TEL 800-634-5440 www.nationalfuelgas.com

RELEASE DATE: July 20, 2005

FOR ADDITIONAL INFORMATION PLEASE CALL Julie Coppola Cox (716) 857-7079

National Fuel Rate Plan Approved

(July 20, 2005) WILLIAMSVILLE, N.Y.: The Public Service Commission today unanimously approved a comprehensive rate plan for National Fuel Gas Distribution Corporation’s customers in New York. National Fuel Gas Distribution Corporation is the natural gas utility serving western New York. The framework of this plan was developed earlier this year and the parties in the rate proceeding had reached agreement on it in April.

        The rate plan provides for the utility to raise its base revenues by $21 million, or 2.8 percent overall, effective August 1, 2005. However, with the application of bill credits and tax revenue reductions, overall, customers will actually realize a $15 million (or 2 percent) decrease in their annual delivery service charges. For the typical residential customer, the decrease would amount to about 1.5 percent, or about $20 per year for the two-year term of the plan. This is the utility’s first increase in delivery service charges since 1998. In recent years, though, energy marketplace conditions have resulted in higher natural gas or gas supply charges for utility customers nationwide. These costs are passed on directly to customers, without any mark-up or discount; supply charges, by law, cannot be marked up or discounted.

        The base revenue increase of $21 million will be achieved through the elimination of a current bill credit ($4.5 million), the elimination of the now-defunct Home Insulation and Energy Conservation Act (HIECA) credit ($1.3 million), and a base rate increase that accounts for the balance ($15.2 million).

        Offsetting the base rate increase is the refund to customers of $32.5 million in previously collected charges to recover the State Income Taxes obligations of the utility. The anticipated $32.5 million refund would be distributed to customers through two annual $16.25 million credits (for 12-month-periods beginning August 1, 2005, and August 1, 2006). Beginning in 2000, on the approval of the State Legislature and the PSC, utilities in New York State began transitioning from the state’s Gross Receipts Tax model to the State Income Tax mechanism.

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Rate Plan Approved
July 20, 2005
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        The rate plan recognizes that external cost pressures had caught up to the utility’s ability to cut operational costs through internal measures, such as the consolidation of offices, utilization of new technologies, and reduction of its workforce through attrition. Since 1990, the utility’s employment levels have dropped by 45 percent. The rate plan also provides for programs designed to lend additional support to low-income customers and to maintain National Fuel Gas Distribution Corporation’s high level of safety and customer service.

        Other provisions of the comprehensive rate plan include:

o	Supplemental performance mechanisms, which, added to those already in place, ensure the utility maintains its high level of service and safety to all of its 500,000 customers in New York.

o	Several economic development programs designed to assist local businesses and stimulate economic growth locally. The initiatives include: a Business Development Rate program, which offers a discounted rate to eligible business customers; the continuation of the Empire Development Zone rate program, which aids businesses in Empire Development Zones; and the Area Development Program, a five-year initiative through which the utility will distribute grants for projects meant to strengthen the local economy.

o	A modification of the Low Income Residential Assistance (LIRA) program, which would result in an increase in the size of the discount available to the approximately 28,000 low-income customers currently being served, from $100 to a maximum level of $170. The parties have also agreed to further enhance the LIRA program in year two of the settlement agreement.

o	Continued collaboration among the parties on programs designed to promote the PSC’s “Customer Choice” initiative, which allows customers to choose an approved natural gas supplier other than the utility.

o	Agreement by the utility not to request another base rate increase prior to August 25, 2006.

        National Fuel Gas Distribution Corporation comprises the utility segment of National Fuel Gas Company (NYSE: NFG), a diversified energy holding company that is engaged in a number of natural gas related activities. The utility provides natural gas service to approximately 500,000 customers in western New York and 230,000 customers in northwestern Pennsylvania. Additional information about National Fuel and its customer services is available at http://www.nationalfuelgas.com or by calling 1 (800) 365-3234.

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Rate Plan Approved
July 20, 2005
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Average Costs for Residential Customers in Western New York

	Gas Supply Charges	Delivery Service Charges	Total
January 1995	$75.65	$61.87	$137.52
January 1996	$108.11	$65.16	$173.27
January 1997	$137.11	$67.20$	$204.31
January 1998	$91.76	$67.84	$159.60
January 1999	$86.50	$62.87	$149.37
January 2000	$93.89	$62.61	$156.50
January 2001	$266.46	$55.27	$321.73
January 2002	$95.61	$58.50	$154.11
January 2003	$135.62	$59.79	$195.41
January 2004	$169.20	$59.10	$228.30
January 2005	$178.90	$59.10	$238.00

Note: Costs are based on consumption during
normal weather conditions and do not reflect budget plan billing

Analyst Contact:   Margaret M. Suto    (716) 857-6987
Media Contact:     Julie Coppola Cox     (716) 857-7079